Exhibit 99.5

EXHIBIT A

[Form of Lock-up Letter]

, 2005

Bear, Stearns & Co. Inc.

Morgan Stanley & Co. Incorporated

Goldman, Sachs & Co.

Banc of America Securities LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

c/o	Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Dear Sirs and Mesdames:

The undersigned understands that Bear, Stearns & Co. Inc. (“Bear Stearns”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with International Securities Exchange, Inc., a Delaware corporation (the “Company”), and the Selling Shareholders named in Schedule I thereto, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”), including Bear Stearns and Morgan Stanley, of [•] shares (the “Shares”) of the Class A Common Stock, $ .01 par value, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of each of Bear Stearns and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts or by will or intestacy, including transfers to a trust where the beneficiaries of such trust are comprised solely from a group consisting of the undersigned and immediate family members of the undersigned or (c) distributions or transfers of shares of Common Stock or any security convertible into Common Stock to limited partners, stockholders or controlled affiliates of the undersigned; provided that in the case of any transfer or distribution pursuant to clauses (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the foregoing sentence. For purposes of clause (b) of the immediately preceding sentence, “immediate family member” of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person. In addition, the undersigned agrees that, without the prior written consent of each of Bear Stearns and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If:

(1)	during the last 17 days of the 180-day restricted period the Company issues a earnings release or material news or a material event relating to the Company occurs; or

(2)	prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

It is understood that if the Company (i) withdraws its registration statement on Form S-1 (File No. 333-117145) or (ii) the Underwriting Agreement shall terminate or be terminated, in each case prior to payment for and delivery of the Common Stock, the undersigned and its permitted transferees will be released from their respective obligations hereunder.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting

Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)

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